EXECUTION COPY

Exhibit 10.3

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Fifth Amendment”) is entered into effective as of May 31, 2007 (the “Fifth Amendment Date”), by and between TRANSWESTERN BROADREACH WTC, LLC, a Delaware limited liability company (“Landlord”), and KODIAK OIL & GAS (USA) INC., a Colorado corporation (“Tenant”).

RECITALS:

A.          WHEREAS, Brookfield Denver Inc., a Colorado corporation (“Original Lessor”), as lesser, and CP Resources, Inc. (“Original Lessee”), as lessee, entered into that certain Lease of Office Space dated May 27, 1997, as amended and assigned by Original Lessee to Tenant by that certain Assumption and First Amendment of Lease dated June 22, 2004, as further amended by that certain Second Amendment of Lease dated May 27, 2005, as further amended by that certain Letter Agreement dated June 15, 2005, as further amended by that certain Third Amendment of Lease dated September 26, 2005 and as further amended by that certain Fourth Amendment to Lease dated February 14, 2007 (as amended and assigned, the “Lease”), relating to the leasing of certain premises (the “Current Premises”) commonly known as Suite 250, consisting of approximately 8,933 rentable square feet of space in the building located at 1625 Broadway, Denver, Colorado 80202 (the “Building”), and being more particularly described in the Lease;

B.           WHEREAS, Landlord is Original Lessor’s successor-in-interest under the Lease; and

C.           WHEREAS, Landlord and Tenant desire (i) to provide for the leasing of the 1st Expansion Premises (as defined below) for the term specified herein, (ii) to establish the term of the Lease as to the 1st Expansion Premises, (iii) to establish the Annual Rent for the 1st Expansion Premises and (iv) to provide other amendments of the Lease, all subject and pursuant to the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

AGREEMENT:

1.             Lease of the 1st Expansion Premises.

1.1           Lease of the 1st Expansion Premises. On the 1st Expansion Premises Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises consisting of approximately 2,018 rentable square feet of space, commonly known as Suite 220, in the Building and being more particularly depicted on Exhibit “A” attached hereto and incorporated herein (the “1st Expansion Premises”).

1.2           Condition of the 1st Expansion Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the 1st Expansion Premises or the Building or with respect to the suitability of any part of the same for the conduct of Tenant’s business. The taking of possession of the 1st Expansion Premises by Tenant shall conclusively establish that the 1st Expansion Premises and the Building were at such time in a good and sanitary order, condition and repair acceptable to Tenant. Tenant shall be conclusively deemed to have accepted the 1st Expansion Premises “AS IS” in the condition existing on the date Tenant first takes possession, and to have waived all claims relating to the condition of the 1st Expansion Premises. Except as expressly set forth in Section 2 below, Landlord shall not have any obligation to construct or install any improvements or alterations, or to pay for any such construction or installation, in or on the lst Expansion Premises or the Current Premises.

2.             Tenant Improvements; The 1st Expansion Premises Commencement Date.

2.1           Tenant Improvements.

(a)           Tenant Improvement Allowance; Tenant Improvements. Landlord shall provide to Tenant an improvement allowance (the “Tenant Improvement Allowance”) in an amount not to exceed $50,450.00 (based upon $25.00 per rentable square foot in the 1st Expansion Premises) for contribution solely toward the cost of the design, engineering and construction of real property improvements within the 1st Expansion Premises (collectively, the “Tenant Improvements”) based on a mutually agreed upon space plan (the “Space Plan”) and in accordance with the terms and conditions of the Lease, including, without limitation, the construction procedures set forth therein. Landlord shall coordinate and contract for the Tenant improvements pursuant to the Space Plan; provided, however, that Tenant shall be responsible for any costs in excess of the Tenant Improvement Allowance (collectively, “Excess Costs”). Prior to the commencement of any work, Tenant shall be required to sign a tenant authorization form (“TAF”) no later than five (5) business days after Tenant receives the TAF, acknowledging responsibility for the Excess Costs. Tenant shall be responsible for the payment of such Excess Costs within thirty (30) days of invoice from Landlord. In the event that Tenant fails to make a payment within such 30-day period, Landlord may elect to cease work on the 1st Expansion Premises until such payment is made.

(b)           Landlord’s Entry Rights. To the extent that preparation for and performance of the Tenant improvements requires access, work or construction within or through the 1st Expansion Premises and/or the Current Premises, Landlord and Landlord’s representative and contractors shall have the right to enter the 1st Expansion Premises and the Current Premises at all times to perform such work, and Tenant agrees that such entry and work shall not constitute an eviction of Tenant in whole or in part and that all Rent due and payable by Tenant under the Lease shall in no way be abated or reduced by reason of inconvenience, annoyance, disturbance or injury to business of Tenant due to such access, work, construction or otherwise. Tenant shall cooperate with Landlord and Landlord’s contractors to allow such work and shall move Tenant’s trade fixtures, furnishings and equipment as requested by Landlord or Landlord’s contractors.

(c)           Construction Management Fee. In consideration of Landlord’s coordination and supervision of the Tenant Improvements, Landlord shall be entitled to deduct from the Tenant Improvement Allowance a construction management fee payable to Landlord in an amount equal to three percent (3%) of the total cost of the Tenant Improvements.

(d)           Limitations. If the Tenant Improvement Allowance exceeds the costs of the Tenant Improvements, then Landlord shall retain such excess and shall have no obligation or liability to Tenant with respect to such excess. In no event shall the Tenant Improvement Allowance include any costs of procuring or installing any trade fixtures, equipment, furniture, furnishings, telephone equipment, cabling for any of the foregoing or other personal property (collectively, “Personal Property”), and the cost of such Personal Property shall be paid by Tenant. Notwithstanding anything in the Lease or this Fifth Amendment to the contrary, Landlord shall have no obligation to provide or disburse all or any portion of the Tenant Improvement Allowance so long as an Event of Default is continuing under the Lease.

(e)           The 1st Expansion Premises Optional Landlord Advance. So long as no Event of Default has occurred or is then occurring under the Lease, Landlord shall, if requested by Tenant In accordance with this Section 2.1(e), advance Tenant (the “1st Expansion Premises Optional Landlord Advance”) up to $20,180.00 (based upon $10.00 per rentable square foot space in the 1st Expansion Premises), which lst Expansion Premises Optional Landlord Advance may be used by Tenant towards any Excess Costs relating to the Tenant Improvements. Landlord shall deliver all or any portion of the 1st Expansion Premises Optional Landlord Advance to Tenant within thirty (30) days after Tenant’s written request. Tenant must make its request for the 1st Expansion Premises Optional Landlord Advance on or before December 31, 2007. If Tenant fails to request all or any portion of the 1st Expansion Premises Optional Landlord Advance on or before December 31, 2007, Landlord shall have no obligation to provide the 1st Expansion Premises Optional Landlord Advance to Tenant. Tenant shall reimburse Landlord, as Rent, for that portion of the 1st Expansion Premises Optional Landlord Advance paid to Tenant, together with interest at nine percent (9%) per annum, in equal monthly installments throughout the 1st Expansion Premises Term (as defined below). Notwithstanding anything in this Fifth Amendment to the contrary, the entire unpaid balance of the 1st Expansion Premises Optional Landlord Advance paid to Tenant, together with all unpaid interest accrued thereon, shall be due and payable to Landlord on the expiration or earlier termination of the Lease. The obligation to repay the lst Expansion Premises Optional Landlord Advance shall survive the expiration or earlier termination of the Lease.

2.2           Estimated Completion Date.  It is anticipated that the 1st Expansion Premises shall be “ready for occupancy” (meaning substantial completion of the Tenant Improvements by Landlord as evidenced by a certificate of the architect or other representative of Landlord in charge of supervising completion of the 1st Expansion Premises and the issuance of a temporary or permanent certificate of occupancy by appropriate governmental officials for the lst Expansion Premises) on August 1, 2007 (the “Estimated Completion Date”).

2.3           The lst Expansion Premises Commencement Date.  The “1st Expansion Premises Commencement Date” shall be the actual date the 1st Expansion Premises are ready for occupancy.

3.             Term.

3.1           The lst Expansion Premises Term.  The term of the Lease for the 1st Expansion Premises (the “1st Expansion Premises Term”) shall commence at 12:01 a.m. on the 1st Expansion Premises Commencement Date, and shall terminate at 11:59 p.m. on June 30, 2012 (the “Expiration Date”), unless sooner terminated pursuant to the Lease.

3.2           Co-Terminous Terms.  The current term for the Current Premises and the 1st Expansion Premises Term for the 1st Expansion Premises are both scheduled to expire on the Expiration Date, unless sooner terminated pursuant to the Lease.

3.3           Failure to Deliver Possession;  Tenant Delays. Notwithstanding anything in this Fifth Amendment to the contrary, Landlord shall have no responsibility or liability if the 1st Expansion Premises are not completed by the Estimated Completion Date and the postponement of the lst Expansion Premises Commencement Date and the commencement of Tenant’s obligation to pay Rent as to the 1st Expansion Premises (but not as to the Current Premises) shall be in full settlement of all claims which Tenant may otherwise have by reason of the 1st Expansion Premises not being ready for occupancy by the Estimated Completion Date. If the 1st Expansion Premises are not ready for occupancy on the Estimated Completion Date (or the later date contemplated herein) as a result of Tenant Delays, then the 1st Expansion Premises Commencement Date shall be the date the 1st Expansion Premises would have been ready for occupancy but for Tenant Delays as reasonably determined by Landlord’s architect, and the 1st Expansion Premises Term and all of Tenant’s obligations hereunder will be measured from that date.

3.4           Commencement Date Memorandum. Promptly following the 1st Expansion Premises Commencement Date, Landlord and Tenant shall execute a commencement date memorandum, in the form of Exhibit “B” attached hereto (the “Commencement Date Memorandum”), acknowledging that Tenant has accepted possession of the 1st Expansion Premises, and reciting the exact 1st Expansion Premises Commencement Date. The failure by either party, or both parties, to execute the Commencement Date Memorandum shall not affect the rights or obligations of either party hereunder. The Commencement Date Memorandum, when so executed and delivered, shall be deemed to be a part of the Lease.

4.             Rent and Other Terms.

4.1           Annual Rent.

(a)           For the Current Premises. Tenant shall continue to pay Rent, including, without limitation, Annual Rent, as to the Current Premises pursuant to the terms and conditions of the Lease.

(b)           For the 1st Expansion Premises. In addition to Rent payable under the Lease for the Current Premises, Tenant shall pay Annual Rent for the 1st Expansion Premises, accruing on and after the lst Expansion Premises Commencement Date and monthly thereafter, as Annual Rent for the 1st Expansion Premises Term, as follows:

Period of the 1st Expansion Premises Term	Annual Rate per Rentable Square Foot	Annual Rent	Monthly Installment of Annual Rent

The 1st Expansion Premises Free Rent	$-0-	$-0-	$-0-
Period (as defined below)
.
The expiration of the 1st Expansion	$17.00	$34,305.96	$2,858.83
Premises Free Rent Period – April 30,
2008

May 1, 2008 – April 30, 2009	$17.50	$35,315.04	$2,942.92
May 1, 2009 – April 30, 2010	$18.00	$36,324.00	$3,027.00
May 1, 2010 – April 30, 2011	$19.00	$38,342.04	$3,195.17
May 1, 2011 – June 30, 2012	$20.00	$40,359.96	$3,363.33

4.2           Occupancy Costs.

(a)           For the Current Premises.  Tenant shall continue to pay, as additional rent, Tenant’s share of Occupancy Costs as to the Current Premises pursuant to the terms and conditions of the Lease.

(b)           For the 1st Expansion Premises. Beginning on the 1st Expansion Premises Commencement Date and continuing throughout the 1st Expansion Premises Term, Tenant shall pay, in addition to Tenant’s share of Occupancy Costs for the Current Premises, Tenant’s share of Occupancy Costs, as additional rent, with respect to the 1st Expansion Premises. Occupancy Costs for the 1st Expansion Premises are estimated to be $8.45 per rentable square foot for calendar year 2007.

4.3           The 1st Expansion Premises Free Rent Period. Tenant’s obligation to pay Annual Rent and Occupancy Costs shall be abated solely for the 1st Expansion Premises (but not as to the Current Premises) during the first two (2) months of the 1st Expansion Premises Term, commencing as of the 1st Expansion Premises Commencement Date and ending on and including the date which is sixty (60) days after the 1st Expansion Premises Commencement Date (the “1st Expansion Premises Free Rent Period”). Such abatement shall apply to Annual Rent and Occupancy Costs payable under the Lease solely for the 1st Expansion Premises (but not as to the Current Premises) during the 1st Expansion Premises Free Rent Period. Annual Rent and Occupancy Costs for any calendar month in which the lst Expansion Premises Free Rent Period expires shall be prorated based upon a thirty (30) day month, and all such Annual Rent and Occupancy Costs shall be due and payable for the actual days that elapse during the remainder of the month in which the 1st Expansion Premises Free Rent Period expires. The abatement of Annual Rent and Occupancy Costs described above is expressly conditioned on Tenant’s performance of all of its obligations and responsibilities under the Lease throughout the 1st Expansion Premises Term; and the amount of the abated Annual Rent and Occupancy Costs is based in part on the amount of Rent due under the Lease for the 1st Expansion Premises Term. If Tenant breaches the Lease and such default results in a termination of the Lease, then Tenant shall pay to Landlord on the date of such termination, in addition to all other amounts and damages to which Landlord is entitled, the amount of Annual Rent and Occupancy Costs which would otherwise have been due and payable during the lst Expansion Premises Free Rent Period (based upon the monthly Rent due during the month immediately following the 1st Expansion Premises Free Rent Period).

4.4           Tenant’s Covenant to Pay Rent.  Tenant agrees to pay to Landlord at Landlord’s Rent Address, or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever, Annual Rent, Occupancy Costs, additional rent and all other amounts due under the Lease during the lst Expansion Premises Term (collectively, “Rent”). Annual Rent shall be paid monthly in advance on the first day of each month of the 1st Expansion Premises Term, except that the first Installment of Annual Rent with respect to the 1st Expansion Premises shall be paid by Tenant to Landlord on the 1st Expansion Premises Commencement Date. Annual Rent shall be prorated for partial months within the lst Expansion Premises Term. Unpaid Rent shall bear interest at the default rate (set forth in Section 19.01 of the Lease) from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in the Lease.

5.             Lease Security.

5.1           Additional Cash Security Deposit.  Landlord and Tenant acknowledge and agree that Landlord is currently holding a $18,938.00 security deposit (the “Current Cash Deposit”), pursuant to the Lease. Concurrently with the execution of this Fifth Amendment, Tenant shall deposit an additional security deposit in an amount equal to $5,000.00 (the “Additional Cash Deposit” and, together with the Current Cash Deposit, collectively, the (“Cash Security Deposit”), Landlord shall retain the Cash Security Deposit pursuant to the Lease for the performance of all of Tenant’s obligations under the Lease, as amended hereby, during the 1st Expansion Premises Term. The provisions of Section 26.14 of the Lease shall continue to apply to the Cash Security Deposit at all times during the 1st Expansion Premises Term.

5.2           Letter of Credit Deposit.  Landlord and Tenant acknowledge and agree that Landlord is currently holding a $69,797.00 letter of credit (the “Letter of Credit Deposit”), pursuant to the Lease. Landlord shall continue to retain the Letter of Credit Deposit pursuant to the Lease for the performance of all of Tenant’s obligations under the Lease, as amended hereby, during the 1st Expansion Premises Term.

6.             Additional Parking Space.  During the lst Expansion Premises Term, in addition to any other parking spaces to which Tenant is entitled under the Lease, Tenant shall have the right, on a non-exclusive basis, to use one (1) additional unassigned, unreserved parking space in the 15th & Tremont parking garage (the “Additional Parking Space”) for parking at the prevailing rates, currently $160 per month for each unreserved parking space in the 15th & Tremont parking garage. The prevailing rates mean base rates being charged from time to time by Landlord or its parking operator to other tenants for similar parking rights without consideration of any discounts. Tenant must elect to use the Additional Parking Space on or before the 1st Expansion Premises Commencement Date. If Tenant fails to timely make such election, Landlord shall be free to lease or re-lease the Additional Parking Space from time to time to anyone to whom Landlord desires on any terms Landlord desires. Tenant’s use of the Additional Parking Space shall be subject to the terms and conditions of the Lease, including, without limitation, Landlord’s parking rules and regulations promulgated thereunder.

7.             Option to Renew.  Tenant’s one (1) option to extend the Lease as to the Current Premises for one (1) additional term of five (5) years, as set forth in Section 8 of the Fourth Amendment to the Lease, shall apply, mutatis mutandis, as to the 1st Expansion Premises.

8.             The Premises: The Term.

8.1           The Premises. From and after the 1st Expansion Premises Commencement Date, the Lease is amended such that all references in the Lease to the “Premises” shall be deemed to include reference to the 1st Expansion Premises. The Current Premises, together with the 1st Expansion Premises, consists of approximately 10,951 rentable square feet of space in the Building.

8.2      The Term. From and after the 1st Expansion Premises Commencement Date, all references in the Lease to the “term” (or any variation thereof) shall be deemed to include reference to the 1st Expansion Premises Term.

9.             Brokerage. Tenant represents and warrants to Landlord that it has dealt only Colliers, Bennett & Kahnweller (“Tenant’s Broker”), as Tenant’s exclusive agent, and Transwestern Commercial Services, LLC (“Landlord’s Broker,” and together with Tenant’s Broker, collectively, the “Brokers”), as Landlord’s exclusive agent, in the negotiation of this Fifth Amendment. Landlord shall make payment of the brokerage fee due to the Brokers pursuant to and in accordance with a separate agreement with the Brokers. Tenant hereby agrees to indemnify and hold the indemnitees harmless of and from any and all damages, losses, costs or expenses (including, without limitation, all attorneys’ fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming through Tenant and arising out of or in connection with the negotiation, execution and delivery of this Fifth Amendment.

10.          General provisions.

10.1         Full force and effect. Except as amended by this Fifth Amendment, the Lease as modified herein remains in full force and effect and is hereby ratified by Landlord and Tenant. In the event of any conflict between the Lease and this Fifth Amendment, the terms and conditions of this Fifth Amendment shall control.

10.2         Capitalized terms. Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

10.3         Successors and assigns. This Fifth Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

10.4         Entire agreement. The Lease, as amended by this Fifth Amendment, contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof, and may not be amended or modified except by an instrument executed in writing by Landlord and Tenant.

10.5         Power and authority. Except as provided herein, Tenant has not assigned or transferred any interest in the Lease and has full power and authority to execute this Fifth Amendment.

10.6         Counterparts. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7         Facsimile signatures. This Fifth Amendment may be executed by facsimile signatures which shall be binding as originals on the parties hereto.

10.8         Attorneys’ fees. In the event of litigation arising out of or in connection with this Fifth Amendment, the prevailing party shall be awarded reasonable attorneys’ fees, costs and expenses.

10.9         Governing Law. This Fifth Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.

10.10       No Option. The submission of this document for examination and review does not constitute an option, an offer to lease space in the Building or an agreement to lease. This document shall have no binding effect on the parties unless and until executed by both Landlord and Tenant and will be effective only upon Landlord’s execution of the same.

[Signature page follows]

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Fifth Amendment to be executed as of the Fifth Amendment Date.

LANDLORD:

TRANSWESTERN BROADREACH WTC, LLC,
a Delaware limited liability company

By:	Transwestern World Trade Center, L.L.C.,
its member

	By:	Transwestern Investment Company, L.L.C.,
its authorized agent

By:	/s/ Scott A Tausk
Name:	Scott A. Tausk
Title:	Managing Director

By:	BRCP WTC Denver I, LLC,
a Delaware limited liability company,
its Member

	By:	BRCP Realty, L. P. I,
a Delaware limited partnership,
its Member

		By:	BRCP Gen-Par, LLC,
a Delaware limited liability company,
its General Partner

			By:	/s/ Eli Khouri
			Name:	Eli Khouri
			Title:	Managing Director

TENANT:

KODIAK OIL & GAS (USA) INC.,

a Colorado corporation

By:	/s/ Lynn A Peterson
Name:	Lynn A Peterson
Title:	President

SIGNATURE PAGE

FIFTH AMENDMENT TO LEASE
1625 BROADWAY, SUITES 220 & 250

(KODIAK OIL & GAS (USA), INC.)

EXHIBIT “A”

THE 1ST EXPANSION PREMISES
(1625 Broadway, Suite 220)

[attached]

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EXHIBIT “B”

COMMENCEMENT DATE MEMORANDUM

TRANSWESTERN BROADREACH WTC, LLC, a Delaware limited liability company (“Landlord”), and KODIAK OIL & GAS (USA) INC., a Colorado corporation (“Tenant”), have entered into a certain Fifth Amendment to Lease dated as of May 31, 2007 (the “Fifth Amendment”). Landlord and Tenant are parties to the certain Office Space dated May 27, 1997, as amended by that certain Assumption and First Amendment of Lease dated June 22, 2004, as further amended by that certain Second Amendment of Lease dated May 27, 2005, as further amended by that certain Letter Agreement dated June 15, 2005, as further amended by that certain Third Amendment of Lease dated September 26, 2005, as further amended by that certain Fourth Amendment to Lease dated February 14, 2007, and as further amended by the Fifth Amendment (as amended, the “Lease”).

WHEREAS, Landlord and Tenant wish to confirm and memorialize the 1st Expansion Premises Commencement Date as provided for in Section 3.4 of the Fifth Amendment;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and contained in the Lease, Landlord and Tenant agree as follows:

1.             Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

2.             The 1st Expansion Premises Commencement Date is              , 2007.

3.             Tenant hereby confirms and certifies the following:

(a)           That it has accepted possession of the 1st Expansion Premises pursuant to the terms of the Lease;

(b)           That the 1st Expansion Premises are ready for occupancy;

(c)           That the rentable area of the 1st Expansion Premises is          ; and

(d)           That the Lease is in full force and effect.

4.             Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

5.             The Lease and this Commencement Date Memorandum contain all of the terms, covenants,

conditions and agreements between the Landlord and the Tenant relating to the subject matter herein. No prior other agreements or understandings pertaining to such matters are valid or of any force and effect.

TENANT:	LANDLORD:

KODIAK OIL & GAS (USA) INC.,	TRANSWESTERN BROADREACH WTC, LLC,
a Colorado corporation	a Delaware limited liability company

		By:	Transwestern Property Company Southwest,
L.P. d/b/a Transwestern
its authorized manager
By:	/s/ Lynn A Peterson	By:
Name:	Lynn A. Peterson	Name:
Title:	President	Title:

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